Exhibit 99.1

MARKETAXESS REPORTS FIRST QUARTER 2019 RECORD REVENUES

OF $124.5 MILLION, RECORD OPERATING INCOME OF $63.2 MILLION AND

RECORD DILUTED EPS OF $1.39

First Quarter Financial Highlights*

•	Record revenues of $124.5 million, up 8.5%

•	Record operating income of $63.2 million, up 5.0%

•	Record EBITDA of $71.3 million, up 7.6%

•	Record diluted EPS of $1.39, up 9.4% from $1.27

•	Record trading volume of $526.2 billion, up 13.2%

•	Record Open TradingTM volume of $134.4 billion, up 65.6%

•	Record trading volume in each of our four core products: U.S. high-grade, U.S. high-yield, Eurobonds and emerging market bonds

*	All comparisons versus first quarter 2018.

NEW YORK, April 24, 2019 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the quarter ended March 31, 2019.

“MarketAxess trading volumes set records across all of our core products in a quarter with rapidly narrowing credit spreads,” said Rick McVey, Chairman and CEO of MarketAxess. “Open Trading continued to contribute to our growth as market participants seek to benefit from increased liquidity options and significant transaction cost savings. The trend to automated execution is gaining momentum in fixed income globally, putting MarketAxess in a strong position to capitalize on its technology, global client network and extensive data resources.”

First Quarter Results

Total revenues for the first quarter of 2019 increased 8.5% to $124.5 million, compared to $114.7 million for the first quarter of 2018. Operating income was $63.2 million, compared to $60.2 million for the first quarter of 2018, an increase of 5.0%. Operating margin was 50.8%, compared to 52.5% for the first quarter of 2018. Net income totaled $52.5 million, or $1.39 per share on a diluted basis, compared to $47.9 million, or $1.27 per share, for the first quarter of 2018.

Commission revenue for the first quarter of 2019 increased 9.7% to $112.8 million, compared to $102.8 million for the first quarter of 2018. Variable transaction fees increased 11.7% to $89.1 million on total trading volume of $526.2 billion for the first quarter of 2019, compared to variable transaction fees of $79.8 million on total trading volume of $465.0 billion for the first quarter of 2018. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume decreased to an estimated 17.6% for the first quarter of 2019, compared to an estimated 18.0% for the first quarter of 2018.

All other revenue, which consists of information services, post-trade services and other revenue, decreased to $11.7 million, compared to $11.9 million for the first quarter of 2018. The decrease in all other revenue was principally due to the unfavorable impact of the stronger U.S. dollar of $0.5 million offset by higher data revenue.

Total expenses for the first quarter of 2019 increased 12.4% to $61.3 million, compared to $54.5 million for the first quarter of 2018. The increase in total expenses was largely due to higher employee compensation and benefit costs, mainly due to an increase in headcount, of $3.8 million, clearing costs of $0.9 million, depreciation and amortization of $0.8 million and professional and consulting fees of $0.8 million.

Other income increased to $2.0 million from $0.8 million principally due to a $0.8 million increase in investment income as a result of higher investment balances and an increase in interest rates.

The effective tax rate for the first quarter of 2019 was 19.5%, compared to 21.4% for the first quarter of 2018. The income tax provision reflected $3.0 million and $1.8 million, respectively, of excess tax benefits related to share-based compensation awards that vested or were exercised during the first quarter of 2019 and 2018.

Employee headcount was 476 as of March 31, 2019 compared to 429 as of March 31, 2018.

Dividend

The Company’s board of directors declared a cash dividend of $0.51 per share of common stock outstanding, to be paid on May 22, 2019 to stockholders of record as of the close of business on May 8, 2019.

Share Repurchases

A total of 23,365 shares were repurchased in the first quarter of 2019 at a cost of $5.2 million.

Balance Sheet Data

As of March 31, 2019, total assets were $774.8 million and included $483.4 million in cash, cash equivalents and investments. On January 1, 2019, the Company adopted a new lease accounting standard and recorded new operating lease right-of-use assets of $79.5 million, eliminated a deferred rent liability of $11.7 million and recorded lease liabilities associated with the future minimum payments required under operating leases of $91.2 million. Total stockholders’ equity as of March 31, 2019 was $631.1 million.

Non-GAAP Financial Measures and Other Items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and free cash flow. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP net income to EBITDA and GAAP cash flow from operating activities to free cash flow.

Webcast and Conference Call Information

Rick McVey, Chairman and Chief Executive Officer, Chris Concannon, President and Chief Operating Officer and Tony DeLise, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, April 24, 2019 at 10:00 a.m. EST. To access the conference call, please dial 855-425-4206 (U.S.) or 484-756-4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) for one week after the announcement. The passcode for replay callers is 8747808. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading, institutional electronic trading platform delivering expanded liquidity opportunities, improved execution quality and significant cost savings across global fixed-income markets. More than 1,500 firms—comprising the world’s leading asset managers and institutional broker-dealers—traded a record $1.7 trillion of U.S. investment-grade bonds, U.S. high yield bonds, emerging market debt, Eurobonds and other fixed income securities through MarketAxess’ patented trading technology in 2018. MarketAxess’ award-winning Open Trading™ marketplace is regarded as the preferred all-to-all trading solution in the global credit markets, creating a unique liquidity pool for the broad range of credit market participants. Drawing on its deep data and analytical resources, MarketAxess enables automated trading solutions and, through its Trax® division, provides a range of pre- and post-trade services and products.

MarketAxess is headquartered in New York and has offices in London, Amsterdam, Boston, Chicago, Los Angeles, Miami, Salt Lake City, San Francisco, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new and existing laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:

Tony DeLise	William McBride
MarketAxess Holdings Inc.	RF|Binder
+1-212-813-6017	+1-917-239-6726

Mary Sedarat

MarketAxess Holdings Inc.

+1-212-813-6226

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended March 31,
	2019	2018
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$112,760	$102,772
Information services	7,366	7,066
Post-trade services	4,100	4,576
Other	265	300

Total revenues	124,491	114,714

Expenses
Employee compensation and benefits	32,658	28,834
Depreciation and amortization	6,082	5,269
Technology and communications	5,782	5,779
Professional and consulting fees	5,831	5,057
Occupancy	2,949	3,337
Marketing and advertising	2,299	2,065
Clearing costs	2,577	1,725
General and administrative	3,124	2,475

Total expenses	61,302	54,541

Operating income	63,189	60,173
Other income (expense)
Investment income	1,989	1,168
Other, net	42	(328)

Total other income	2,031	840

Income before income taxes	65,220	61,013
Provision for income taxes	12,698	13,073

Net income	$52,522	$47,940

Per Share Data:
Net income per common share
Basic	$1.42	$1.30
Diluted	$1.39	$1.27
Cash dividends declared per common share	$0.51	$0.42

Weighted-average common shares:
Basic	37,043	36,954
Diluted	37,832	37,886

MarketAxess Holdings Inc.

Commission Revenue Details

	Three Months Ended March 31,
	2019	2018

	Total Commissions Revenue
	(In thousands)
	(unaudited)
Transaction Fees
U.S. high-grade	$42,501	$38,767
Other credit[1]	46,034	40,427
Liquid products[2]	557	583

Total transaction fees	89,092	79,777

Distribution Fees
U.S. high-grade	17,978	17,227
Other credit[1]	5,558	5,540
Liquid products[2]	132	228

Total distribution fees	23,668	22,995

Total commissions	$112,760	$102,772

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high-grade—fixed-rate	$158	$158
U.S. high-grade—floating-rate	76	94
Total U.S. high-grade	153	154
Other credit	196	202
Liquid products	39	41
Total	169	172

[1]	Other credit includes high-yield, emerging markets, Eurobonds and municipal bonds.
[2]	Liquid products includes U.S. agencies and European government bonds.

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	As of
	March 31, 2019	December 31, 2018
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$260,953	$246,322
Investments, at fair value	222,458	240,105
Accounts receivable, net	70,946	57,535
Goodwill and intangible assets, net	62,579	62,675
Furniture, equipment, leasehold improvements and capitalized software, net	61,047	63,010
Operating lease right-of-use assets	78,190	—
Prepaid expenses and other assets	17,219	22,468
Deferred tax assets, net	1,417	3,424

Total assets	$774,809	$695,539

Liabilities and stockholders’ equity
Liabilities
Accrued employee compensation	$16,699	$39,053
Income and other tax liabilities	18,857	16,432
Deferred revenue	3,545	2,810
Accounts payable, accrued expenses and other liabilities	13,717	29,366
Operating lease liabilities	90,845	—

Total liabilities	143,663	87,661

Stockholders’ equity
Common stock	122	122
Additional paid-in capital	335,425	341,860
Treasury stock	(190,146)	(184,962)
Retained earnings	496,562	463,252
Accumulated other comprehensive loss	(10,817)	(12,394)

Total stockholders’ equity	631,146	607,878

Total liabilities and stockholders’ equity	$774,809	$695,539

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended March 31,
	2019	2018

	Earnings Before Interest, Taxes, Depreciation and Amortization
	(In thousands)
	(unaudited)
Net income	$52,522	$47,940
Add back:
Interest expense	—	—
Provision for income taxes	12,698	13,073
Depreciation and amortization	6,082	5,269

Earnings before interest, taxes, depreciation and amortization	$71,302	$66,282

	Free Cash Flow
	(In thousands)
	(unaudited)
Cash flow from operating activities	$39,369	$31,439
Less:
Net purchases (sales) of corporate debt trading investments	(6,015)	(3,054)
Purchases of furniture, equipment and leasehold improvements	(649)	(2,278)
Capitalization of software development costs	(3,184)	(3,590)

Free cash flow	$29,521	$22,517

MarketAxess Holdings Inc.

Volume Statistics*

	Three Months Ended March 31,
	2019	2018

	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high-grade—fixed-rate	$259,833	$236,523
U.S. high-grade—floating-rate	17,577	14,462

Total U.S. high-grade	277,410	250,985
Other credit	234,491	199,943
Liquid products	14,276	14,079

Total	$526,177	$465,007

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$4,548	$4,115
Other credit	3,812	3,254
Liquid products	233	230

Total	$8,593	$7,599

Number of U.S. Trading Days [1]	61	61
Number of U.K. Trading Days [2]	63	63

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.

*

Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties.